Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197923 on Form S-8 of our report dated March 2, 2015 (April 30, 2015 as to the effects of the restatement discussed in Note 27), relating to the consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes 1) an emphasis-of-matter paragraph to describe the consequences to the Company’s consolidated financial statements as a result of applying fresh-start accounting as of July 9, 2014 in conformity with the requirements of Accounting Standards Codification (ASC) Topic 852, Reorganization; and 2) an emphasis-of-matter paragraph to identify that the Company’s 2014 consolidated financial statements have been restated) and of our report dated March 2, 2015 (April 30, 2015 as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting, as revised) relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

April 30, 2015
New York, New York